Exhibit 99.1

First Eagle Logan JV LLC

(A Delaware Limited Liability Company)

Consolidated Financial Statements for the years ended December 31, 2021, 2020, and 2019

First Eagle Logan JV LLC

(A Delaware Limited Liability Company)

Table of Contents

Page(s)

Report of Independent Auditors	1-2

Financial Statements:

Consolidated Statements of Assets, Liabilities and Members’ Capital	3

Consolidated Statements of Operations	4

Consolidated Statements of Changes in Members’ Capital	5

Consolidated Statements of Cash Flows	6

Consolidated Schedules of Investments	7-16

Notes to Consolidated Financial Statements	17-32

Report of Independent Auditors

To the Board of Directors of First Eagle Logan JV LLC

Opinion

We have audited the accompanying consolidated financial statements of First Eagle Logan JV LLC and its subsidiary (the "Company"), which comprise the consolidated statements of assets, liabilities, and members' capital, including the consolidated schedules of investments, as of December 31, 2021 and 2020, and the related consolidated statements of operations, of changes in members' capital and of cash flows, including the related notes for each of the three the years in the period ended December 31, 2021 (collectively referred to as the "consolidated financial statements").

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, changes in its members' capital and its cash flows for each of the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

March 3, 2022

First Eagle Logan JV LLC Consolidated Statements of Assets, Liabilities and Members' Capital As of December 31, 2021 and 2020

	2021	2020
Assets
Investments at fair value (cost $228,559,313 and $231,535,371, respectively)	$224,449,492	$221,418,074
Cash and cash equivalents	15,720,092	32,186,878
Interest and fees receivable	682,970	802,141
Receivable for investments sold and paydown of investments	150,432	80,244
Total assets	$241,002,986	$254,487,337
Liabilities and Members' Capital
Liabilities
Loans payable ($147,041,123 and $166,541,123 face amounts, respectively, reported net of unamortized debt issuance costs of $1,258,935 and $711,286, respectively)	$145,782,188	$165,829,837
Distribution payable	2,900,000	2,100,000
Accrued credit facility expense	1,142,675	1,206,083
Accrued expenses	174,303	185,786
Total liabilities	$149,999,166	$169,321,706
Commitments and contingencies (Note 9)
Members' Capital
Paid in capital	$115,750,000	$115,750,000
Accumulated deficit	(24,746,180)	(30,584,369)
Members' capital	91,003,820	85,165,631
Total liabilities and members' capital	$241,002,986	$254,487,337

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Statements of Operations For the years ended December 31, 2021, 2020, and 2019

	2021	2020	2019
Investment Income
Interest income	$14,346,209	$17,886,882	$25,190,249
Other income	171,521	174,941	117,514
Total investment income	14,517,730	18,061,823	25,307,763
Expenses
Credit facility interest and fees	5,211,566	7,370,914	11,838,691
Amortization of deferred financing costs	639,527	808,353	805,229
Professional fees	102,705	95,420	95,340
Other general and administrative expenses	277,628	291,014	361,430
Total expenses	6,231,426	8,565,701	13,100,690
Net investment income	8,286,304	9,496,122	12,207,073
Realized Gain (Loss) and Change in Unrealized Appreciation (Depreciation) on Investments
Net realized gain (loss)	44,409	(11,355,688)	(7,078,816)
Net change in unrealized appreciation (depreciation) on investments	6,007,476	(2,215,646)	(568,608)
Net realized gain (loss) and change in unrealized appreciation (depreciation) on investments	6,051,885	(13,571,334)	(7,647,424)
Net increase (decrease) in Members' capital resulting from operations	$14,338,189	$(4,075,212)	$4,559,649

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Statements of Changes in Members' Capital For the years ended December 31, 2021, 2020, and 2019

Members' capital, December 31, 2018	$106,031,194
Contributions	10,000,000
Return of capital	(4,000,000)
Distributions	(12,350,000)
Net investment income	12,207,073
Net realized loss	(7,078,816)
Net change in unrealized depreciation on investments	(568,608)
Members' capital, December 31, 2019	$104,240,843
Return of capital	(6,000,000)
Distributions	(9,000,000)
Net investment income	9,496,122
Net realized loss	(11,355,688)
Net change in unrealized depreciation on investments	(2,215,646)
Members' capital, December 31, 2020	$85,165,631
Distributions	(8,500,000)
Net investment income	8,286,304
Net realized gain	44,409
Net change in unrealized appreciation on investments	6,007,476
Members' capital, December 31, 2021	$91,003,820

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Statements of Cash Flows For the years ended December 31, 2021, 2020, and 2019

	2021	2020	2019
Cash flows from operating activities:
Net increase (decrease) in members' capital resulting from operations	$14,338,189	$(4,075,212)	$4,559,649
Adjustments to reconcile net increase (decrease) in members' capital resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (appreciation) depreciation on investments	(6,007,476)	2,215,646	568,608
Net realized (gain) loss	(44,409)	11,355,688	7,078,816
Amortization of deferred financing costs	639,527	808,353	805,229
Accretion of discount	(1,222,814)	(935,947)	(994,590)
Increase in investments due to PIK	(326,509)	(178,637)	—
Purchase and drawdowns of investments	(89,682,026)	(30,253,836)	(100,531,577)
Proceeds from sales and repayments of investments	94,181,628	128,510,164	85,153,067
Changes in operating assets and liabilities:
Decrease (increase) in interest receivable	119,171	514,592	(179,189)
(Decrease) increase in accrued credit facility expense	(63,408)	(1,159,062)	(206,355)
(Decrease) increase in accrued expenses	(11,483)	(24,942)	38,728
Net cash provided by (used in) operating activities	11,920,390	106,776,807	(3,707,614)
Cash flows from financing activities:
Repayments to credit facility	(29,000,000)	(75,500,000)	(22,000,000)
Borrowings under credit facility	9,500,000	5,900,000	16,462,002
Contributions received	—	—	10,000,000
Return of capital	—	(6,000,000)	(4,000,000)
Distributions paid	(7,700,000)	(10,550,000)	(12,060,000)
Financing costs paid	(1,187,176)	—	(2,236)
Net cash used in financing activities	(28,387,176)	(86,150,000)	(11,600,234)
Net (decrease) increase in cash	(16,466,786)	20,626,807	(15,307,848)
Cash and cash equivalents, beginning of year	32,186,878	11,560,071	26,867,919
Cash and cash equivalents, end of year	$15,720,092	$32,186,878	$11,560,071
Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$4,552,193	$8,500,875	$12,012,296
Supplemental Disclosure of Non Cash Flow Information:
Securities received in restructuring of investments	$2,999,500	$3,142,061	$1,577,377
PIK income earned	$326,509	$178,637	—

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC

Consolidated Schedule of Investments

As of December 31, 2021

Company/Security/Country (16)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Senior Secured First Lien Term Loans
Australia
Ticketek Pty Ltd	Services: Consumer	5% (LIBOR +4.25%)	11/22/2019	11/26/2026	$1,473,750	$1,463,258	$1,431,991
Total Australia						$1,463,258	$1,431,991
Canada
Avison Young Canada Inc.	Services: Business	5.97% (LIBOR +5.75%)	03/07/2019	01/31/2026	$3,883,665	$3,837,034	$3,863,042
PNI Canada Acquireco Corp	High Tech Industries	4.6% (LIBOR +4.5%)	10/31/2018	10/31/2025	1,596,963	1,592,567	1,595,965
WildBrain Ltd.	Media: Diversified &	5% (LIBOR +4.25%)	03/19/2021	03/24/2028	1,985,000	1,949,561	1,983,343
	Production
Total Canada						$7,379,162	$7,442,350
Germany
Rhodia Acetow	Consumer goods: Non-	6.5% (LIBOR +5.5%)	04/21/2017	05/31/2023	$955,000	$951,629	$895,074
	Durable
VAC Germany Holding GmbH	Metals & Mining	5% (LIBOR +4%)	02/26/2018	03/08/2025	2,887,500	2,880,924	2,822,531
Total Germany						$3,832,553	$3,717,605
Luxembourg
Travelport Finance (Luxembourg) S.a r.l.	Services: Consumer	2.5% (LIBOR +1.5%)	09/22/2020	02/28/2025	$2,184,359	$2,058,205	$2,251,386
Travelport Finance (Luxembourg) S.a r.l.	Services: Consumer	5.22% (LIBOR +5%)	09/22/2020	05/29/2026	1,744,875	1,722,975	1,457,843
Total Luxembourg						$3,781,180	$3,709,229
United Kingdom
Auxey Bidco Ltd.	Services: Consumer	5.16% (LIBOR +5%)	08/07/2018	06/16/2025	$5,000,000	$4,896,302	$4,843,750
EG Group	Retail	4.22% (LIBOR +4%)	03/23/2018	02/07/2025	2,759,221	2,752,922	2,752,516
Total United Kingdom						$7,649,224	$7,596,266
United States of America
A Place for Mom Inc	Media: Advertising, Printing	4.75% (LIBOR +3.75%)	07/28/2017	08/10/2024	$3,830,000	$3,820,736	$3,772,549
	& Publishing
Advanced Integration Technology LP	Aerospace & Defense	5.75% (LIBOR +4.75%)	07/15/2016	04/03/2023	1,895,475	1,891,521	1,781,747
Advisor Group Holdings Inc	Fire: Finance	4.6% (LIBOR +4.5%)	02/05/2021	07/31/2026	3,150,000	3,157,682	3,162,805
AG Parent Holdings LLC	High Tech Industries	5.1% (LIBOR +5%)	07/30/2019	07/31/2026	2,613,333	2,596,222	2,610,067
AgroFresh Inc.	Chemicals, Plastics & Rubber	7.25% (LIBOR +6.25%)	12/01/2015	12/31/2024	1,238,392	1,237,224	1,248,845
Alcami Carolinas Corp	Healthcare & Pharmaceuticals	4.39% (LIBOR +4.25%)	07/09/2018	07/12/2025	3,870,000	3,860,168	3,550,725
Alchemy US Holdco 1 LLC	Chemicals, Plastics & Rubber	5.6% (LIBOR +5.5%)	10/01/2018	10/10/2025	1,654,803	1,641,443	1,656,044
Allen Media, LLC	Media: Broadcasting &	5.72% (LIBOR +5.5%)	07/29/2021	02/10/2027	3,444,503	3,423,307	3,447,517
	Subscription
Alpine US Bidco LLC	Beverage, Food & Tobacco	6% (LIBOR +5.25%)	04/28/2021	04/13/2028	1,507,575	1,480,236	1,503,806
Alvogen Pharma US, Inc.	Healthcare & Pharmaceuticals	6.25% (LIBOR +5.25%)	09/02/2021	12/31/2023	3,147,743	3,051,788	3,017,899

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC

Consolidated Schedule of Investments

As of December 31, 2021

Company/Security/Country (16)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
AMCP Clean Acquisition Co LLC	Wholesale	4.35% (LIBOR +4.25%)	07/10/2018	06/15/2025	$2,334,807	$2,328,909	$1,951,023
AMCP Clean Acquisition Co LLC	Wholesale	4.35% (LIBOR +4.25%)	07/10/2018	06/15/2025	564,993	563,565	472,122
American Achievement Corporation(3) (15)	Retail	7.25% (LIBOR +6.25%)	02/11/2021	09/30/2026	1,469,807	—	—
American Public Education	Services: Consumer	6.25% (LIBOR +5.5%)	03/29/2021	09/01/2027	987,500	968,781	980,094
ANI Pharmaceuticals, Inc.	Healthcare & Pharmaceuticals	6.75% (LIBOR +6%)	05/24/2021	05/24/2027	2,000,000	1,960,521	2,009,170
Anne Arundel Dermatology Management, LLC (4)	Healthcare & Pharmaceuticals	7% (LIBOR +6%)	10/12/2020	10/16/2025	1,357,843	1,233,463	1,233,668
Anne Arundel Dermatology Management, LLC (5) (15)	Healthcare & Pharmaceuticals	8.75% (LIBOR +6.5%)	10/12/2020	10/16/2025	451,128	(6,839)	—
Anne Arundel Dermatology Management, LLC	Healthcare & Pharmaceuticals	7.5% (LIBOR +6.5%)	10/12/2020	10/16/2025	2,027,924	1,997,183	1,994,971
Ansira Holdings, Inc.	Media: Diversified &	7.5% (LIBOR +6.5%)	04/17/2018	12/20/2024	681,517	680,294	545,213
	Production
Ansira Holdings, Inc.	Media: Diversified &	7.5% (LIBOR +6.5%)	12/20/2016	12/20/2024	2,045,994	2,038,666	1,636,795
	Production
Anthology / Blackboard	High Tech Industries	5.75% (LIBOR +5.25%)	10/22/2021	10/25/2028	1,500,000	1,448,678	1,476,255
Arcline FM Holding, LLC	Aerospace & Defense	5.5% (LIBOR +4.75%)	09/02/2021	06/23/2028	1,995,000	1,985,453	1,996,247
Ascend Performance Materials Operations LLC	Chemicals, Plastics & Rubber	5.5% (LIBOR +4.75%)	08/16/2019	08/27/2026	862,023	850,537	868,273
Axiom Global Inc.	Services: Business	5.5% (LIBOR +4.75%)	09/25/2019	10/01/2026	2,992,366	2,963,919	2,947,481
BCP Qualtek Merger Sub LLC	Telecommunications	7.25% (LIBOR +6.25%)	07/16/2018	07/18/2025	3,675,000	3,637,570	3,633,656
Brand Energy & Infrastructure Services, Inc.	Energy: Oil & Gas	5.25% (LIBOR +4.25%)	06/16/2017	06/21/2024	2,865,000	2,854,830	2,809,290
Canister International Group Inc	Forest Products & Paper	4.85% (LIBOR +4.75%)	12/18/2019	12/21/2026	1,965,000	1,951,019	1,974,010
Cano Health, LLC	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	06/24/2021	11/23/2027	1,985,000	1,980,359	1,987,233
Clear Balance Holdings, LLC	Fire: Finance	6.75% (LIBOR +5.75%)	07/07/2015	10/05/2023	4,529,054	4,522,972	4,347,892
Cloudera, Inc.	High Tech Industries	4.25% (LIBOR +3.75%)	08/10/2021	10/08/2028	3,000,000	2,970,872	2,995,785
CMI Marketing, Inc	Media: Advertising, Printing	4.75% (LIBOR +4.25%)	03/19/2021	03/23/2028	1,990,000	2,002,045	2,012,388
	& Publishing
Confluence Technologies, Inc.	High Tech Industries	4.25% (LIBOR +3.75%)	07/22/2021	07/31/2028	3,000,000	2,985,885	2,992,500
Conyers Park Parent Merger Sub Inc	Beverage, Food & Tobacco	4.75% (LIBOR +3.75%)	06/21/2017	07/07/2024	1,286,930	1,284,603	1,298,390
Drilling Info Inc.	High Tech Industries	4.35% (LIBOR +4.25%)	07/27/2018	07/30/2025	4,353,204	4,342,029	4,309,672
Eisner Advisory Group LLC	Banking, Finance, Insurance &	7.5% (LIBOR +6.75%)	08/16/2021	07/28/2028	181,818	180,024	182,273
	Real Estate
Eisner Advisory Group LLC	Banking, Finance, Insurance &	6% (LIBOR +5.25%)	08/16/2021	08/13/2028	1,813,182	1,795,287	1,817,715
	Real Estate
Eliassen Group, LLC	Services: Business	4.35% (LIBOR +4.25%)	10/19/2018	11/05/2024	4,597,283	4,586,146	4,551,310
Empower Payments Acquisition	Services: Business	4.47% (LIBOR +4.25%)	10/05/2018	10/05/2025	3,880,000	3,874,719	3,894,550
EyeSouth (6) (15)	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	03/15/2021	03/21/2028	295,455	(657)	925
EyeSouth	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	03/15/2021	03/12/2028	$1,696,023	$1,692,251	$1,701,331
Gastro Health Holdco, LLC (7)	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	07/02/2021	07/03/2028	332,500	267,607	271,677

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC

Consolidated Schedule of Investments

As of December 31, 2021

Company/Security/Country (16)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Gastro Health Holdco, LLC	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	07/02/2021	07/03/2028	997,500	992,772	1,004,981
Gold Standard Baking, Inc.(17)	Wholesale	7.5% (LIBOR +6.5%)	05/19/2015	07/23/2022	2,095,833	1,674,041	94,312
Golden West Packaging Group LLC	Containers, Packaging &	6% (LIBOR +5.25%)	11/29/2021	12/01/2027	2,000,000	1,980,229	1,990,000
	Glass
HDT Holdco, Inc.	Aerospace & Defense	6.5% (LIBOR +5.75%)	06/30/2021	07/08/2027	3,900,000	3,805,841	3,865,875
Hoffman Southwest Corporation	Environmental Industries	6% (LIBOR +5%)	05/16/2019	08/14/2023	1,361,702	1,356,461	1,334,468
Hornblower Sub LLC	Hotel, Gaming & Leisure	5.5% (LIBOR +4.5%)	03/08/2019	04/28/2025	1,770,756	1,539,013	1,676,312
International Textile Group Inc	Consumer goods: Durable	5.13% (LIBOR +5%)	04/20/2018	05/01/2024	912,500	910,734	847,868
Isagenix International LLC	Services: Consumer	6.75% (LIBOR +5.75%)	04/26/2018	06/14/2025	1,604,653	1,596,727	1,202,487
LaserShip, Inc.	Transportation: Cargo	5.25% (LIBOR +4.5%)	10/20/2021	04/30/2028	997,500	992,622	999,839
Lereta, LLC	Fire: Real Estate	6% (LIBOR +5.25%)	07/27/2021	07/27/2028	1,995,000	1,976,172	1,996,666
Lids Holdings, Inc	Retail	5.55% (LIBOR +0%)	12/03/2021	12/03/2026	1,000,000	980,100	985,000
Lifescan Global Corporation	Healthcare & Pharmaceuticals	6.13% (LIBOR +6%)	06/19/2018	10/01/2024	2,735,076	2,707,287	2,679,649
Liquid Tech Solutions Holdings, LLC	Transportation: Cargo	5.5% (LIBOR +4.75%)	03/18/2021	03/11/2028	2,987,494	2,973,679	2,987,494
LRS Holdings LLC	Environmental Industries	4.75% (LIBOR +4.25%)	08/13/2021	08/12/2028	2,500,000	2,488,063	2,503,125
MAG DS Corp.	Aerospace & Defense	6.5% (LIBOR +5.5%)	09/21/2020	04/01/2027	1,191,375	1,143,197	1,096,065
McAfee Enterprise	High Tech Industries	5.75% (LIBOR +5%)	05/03/2021	07/27/2028	2,990,630	2,962,547	2,987,355
Miller's Ale House Inc	Hotel, Gaming & Leisure	4.85% (LIBOR +4.75%)	05/24/2018	05/21/2025	2,316,000	2,310,330	2,234,222
MRI Software LLC	Construction & Building	6.5% (LIBOR +5.5%)	01/31/2020	02/10/2026	1,474,390	1,470,090	1,473,247
NAC Holding Corporation	Fire: Insurance	6% (LIBOR +5%)	10/02/2020	09/28/2024	3,836,179	3,783,213	3,836,179
New Constellis Borrower LLC	Aerospace & Defense	8.5% (LIBOR +7.5%)	03/27/2020	03/27/2024	331,112	316,318	324,490
New Insight Holdings Inc	Services: Business	6.5% (LIBOR +5.5%)	12/08/2017	12/20/2024	1,920,000	1,879,420	1,898,602
NextCare, Inc. (8)	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.25%)	02/13/2018	06/30/2024	629,091	114,981	116,914
NextCare, Inc.	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.25%)	02/13/2018	06/30/2024	3,739,951	3,724,754	3,721,251
Northern Star Holdings Inc.	Utilities: Electric	5.75% (LIBOR +4.75%)	03/28/2018	03/28/2025	4,090,625	4,081,100	4,100,852
Oak Point Partners, LLC	Banking, Finance, Insurance &	6.5% (LIBOR +5.5%)	12/01/2021	11/30/2027	2,850,000	2,807,855	2,807,250
	Real Estate
Odyssey Logistics & Technology Corporation	Transportation: Cargo	5% (LIBOR +4%)	10/06/2017	10/12/2024	1,917,641	1,913,457	1,903,738
Omni Logistics	Transportation: Cargo	6% (LIBOR +5%)	11/24/2021	11/30/2027	172,157	171,301	170,866
Omni Logistics (9)	Transportation: Cargo	6% (LIBOR +5%)	11/24/2021	11/30/2027	$203,046	$9,142	$8,629
Omni Logistics	Transportation: Cargo	6% (LIBOR +5%)	11/24/2021	12/30/2026	1,620,305	1,604,184	1,608,152
Options Technology (10) (15)	Services: Business	4.8% (LIBOR +4.75%)	10/29/2021	12/26/2025	605,958	(3,628)	(3,787)
Options Technology	Services: Business	5.75% (LIBOR +4.75%)	10/29/2021	12/27/2025	2,452,112	2,422,751	2,421,461
Orion Business Innovations	High Tech Industries	5.5% (LIBOR +4.5%)	10/18/2018	10/19/2024	548,992	546,409	548,992
Orion Business Innovations	High Tech Industries	5.5% (LIBOR +4.5%)	03/04/2019	10/21/2024	810,417	806,363	810,417

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC

Consolidated Schedule of Investments

As of December 31, 2021

Company/Security/Country (16)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Orion Business Innovations	High Tech Industries	5.5% (LIBOR +4.5%)	10/18/2018	10/19/2024	1,877,419	1,868,585	1,877,419
Output Services Group Inc	Services: Business	5.5% (LIBOR +4.5%)	03/26/2018	03/21/2024	4,321,923	4,313,774	3,720,463
OVG Business Services, LLC	Services: Business	7.25% (LIBOR +6.25%)	10/15/2021	11/20/2028	2,500,000	2,475,319	2,475,000
Patriot Rail Co LLC	Transportation: Cargo	4.25% (LIBOR +4%)	02/24/2021	10/19/2026	3,438,750	3,463,414	3,455,944
PH Beauty Holdings III, Inc.	Containers, Packaging &	5.18% (LIBOR +5%)	10/04/2018	09/28/2025	2,902,500	2,886,735	2,742,863
	Glass
PLH Group Inc	Energy: Oil & Gas	6.15% (LIBOR +6%)	08/01/2018	07/25/2023	3,383,753	3,357,074	3,354,145
Portfolio Holding, Inc.	Banking, Finance, Insurance &	7% (LIBOR +6%)	05/14/2021	12/02/2025	1,990,000	1,955,752	1,990,000
	Real Estate
Portfolio Holding, Inc. (11)	Banking, Finance, Insurance & Real Estate	7% (LIBOR +6%)	11/15/2021	12/02/2025	416,667	220,966	225,000
Portfolio Holding, Inc.	Banking, Finance, Insurance &	7% (LIBOR +6%)	11/15/2021	12/02/2025	625,000	612,898	625,000
	Real Estate
Portillo's Holdings, LLC	Beverage, Food & Tobacco	6.5% (LIBOR +5.5%)	11/27/2019	09/06/2024	1,955,000	1,943,911	1,961,109
Precisely	High Tech Industries	4.75% (LIBOR +4%)	06/24/2021	04/24/2028	1,995,000	1,985,684	1,995,000
Premier Dental Services, Inc. (12)	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	08/11/2021	08/18/2028	185,185	76,894	78,102
Premier Dental Services, Inc.	Healthcare & Pharmaceuticals	5.25% (LIBOR +4.5%)	08/11/2021	08/18/2028	1,814,815	1,806,153	1,817,991
Pure Fishing Inc	Consumer goods: Non-	4.6% (LIBOR +4.5%)	12/20/2018	12/22/2025	1,167,000	1,140,275	1,134,668
	Durable
Quidditch Acquisition Inc	Beverage, Food & Tobacco	8% (LIBOR +7%)	03/16/2018	03/21/2025	982,979	973,941	970,082
Red Ventures, LLC	Media: Advertising, Printing	2.6% (LIBOR +2.5%)	10/18/2017	11/08/2024	1,977,328	1,969,400	1,967,995
	& Publishing
Reedy Industries Inc. (13) (15)	Services: Consumer	5.25% (LIBOR +4.5%)	08/24/2021	08/31/2028	299,252	(1,429)	—
Reedy Industries Inc.	Services: Consumer	5.25% (LIBOR +4.5%)	08/24/2021	08/31/2028	1,700,748	1,693,008	1,700,748
R-Pac International Corp (14)	Containers, Packaging & Glass	6.75% (LIBOR +6%)	11/23/2021	01/15/2028	373,134	67,171	67,164
R-Pac International Corp	Containers, Packaging &	6.75% (LIBOR +6%)	11/23/2021	01/15/2028	3,000,000	2,940,054	2,940,000
	Glass
RSA Security LLC	High Tech Industries	5.5% (LIBOR +4.75%)	04/16/2021	04/27/2028	1,995,000	1,981,998	1,911,459
RXB Holdings, Inc.	Services: Business	5.25% (LIBOR +4.5%)	07/28/2021	12/20/2027	1,990,000	1,985,154	1,996,219
StubHub	High Tech Industries	4.75% (LIBOR +4.25%)	07/21/2021	02/12/2027	1,496,250	1,489,331	1,496,250
Teneo Holdings LLC	Services: Business	6.25% (LIBOR +5.25%)	07/15/2019	07/11/2025	3,194,286	3,138,027	3,207,606
Titan Sub LLC	Aerospace & Defense	5.1% (LIBOR +5%)	09/19/2019	09/21/2026	3,192,388	3,167,741	3,201,374
Upstream Newco, Inc.	Healthcare & Pharmaceuticals	4.35% (LIBOR +4.25%)	07/22/2021	11/20/2026	3,877,183	3,865,686	3,887,477
W3 Topco LLC	Energy: Oil & Gas	7% (LIBOR +6%)	08/13/2019	08/16/2025	1,775,000	1,699,802	1,757,250
Yak Access LLC	Energy: Oil & Gas	5.18% (LIBOR +5%)	06/29/2018	07/11/2025	2,587,500	2,547,903	2,327,676
Zenith American Holding, Inc.	Services: Business	6.25% (LIBOR +5.25%)	03/11/2019	12/13/2024	2,476,346	2,472,878	2,476,346
Zenith American Holding, Inc.	Services: Business	6.25% (LIBOR +5.25%)	03/11/2019	12/13/2024	123,069	122,439	123,069
Total United States of America						$202,359,081	$198,360,303

Total Senior Secured First Lien Term Loans						$226,464,458	$222,257,744

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC

Consolidated Schedule of Investments

As of December 31, 2021

Company/Security/Country (16)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Second Lien Term Loans
United States of America
ASP MSG Acquisition Co Inc	Beverage, Food & Tobacco	8.25% (LIBOR +7.5%)	06/23/2021	08/16/2025	$2,000,000	$1,973,680	$2,010,000
New Constellis Borrower LLC	Aerospace & Defense	12% (LIBOR +11%)	03/27/2020	03/27/2025	281,779	121,175	181,748
Total United States of America						$2,094,855	$2,191,748
Total Second Lien Term Loans						$2,094,855	$2,191,748
Total Investments						$228,559,313	$224,449,492
Cash equivalents
Dreyfus Government Cash Management Fund						$14,985,492	$14,985,492
Other cash accounts						734,600	734,600
Total Cash equivalents						$15,720,092	$15,720,092

(1) Variable interest rates indexed to 30-day, 60-day, 90-day or 180-day LIBOR rates, at the borrower’s option. LIBOR rates may be subject to interest rate floors.

(2) Represents fair value in accordance with ASC Topic 820.

(3) Represents a revolver commitment of $1,469,807, which was unfunded as of December 31, 2021. Issuer pays 0.75% unfunded commitment fee on revolver term loan and/or revolving loan facilities.

(4) Represents a delayed draw commitment of $1,357,843, of which $103,797 was unfunded as of December 31, 2021. Unfunded amounts of a delayed draw position have a lower rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(5) Represents a revolver commitment of $451,128, which was unfunded as of December 31, 2021. Issuer pays 0.5% unfunded commitment fee on revolver term loan and/or revolving loan facilities.

(6) Represents a delayed draw commitment of $295,455, which was unfunded as of December 31, 2021. Issuer pays 4.5% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(7) Represents a delayed draw commitment of $332,500, of which $63,317 was unfunded as of December 31, 2021. Unfunded amounts of a delayed draw position have a lower rate than the contractual fully funded rate. Issuer pays 4.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(8) Represents a delayed draw commitment of $629,091, of which $511,589 was unfunded as of December 31, 2021. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(9) Represents a delayed draw commitment of $203,046, of which $192,893 was unfunded as of December 31, 2021. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(10) Represents a delayed draw commitment of $605,958, which was unfunded as of December 31, 2021. Issuer pays 1.0% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(11) Represents a delayed draw commitment of $416,667, of which $191,667 was unfunded as of December 31, 2021. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(12) Represents a delayed draw commitment of $185,185, of which $107,408 was unfunded as of December 31, 2021. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 4.50% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(13) Represents a revolver commitment of $299,252, which was unfunded as of December 31, 2021. Issuer pays 4.5% unfunded commitment fee on revolver term loan and/or revolving loan facilities.

(14) Represents a revolver commitment of $373,134, of which $298,507 was unfunded as of December 31, 2021. Issuer pays 0.5% unfunded commitment fee on revolver term loan and/or revolving loan facilities.

(15) Unfunded amount will start to accrue interest when the position is funded. 3 month LIBOR as of December 31, 2021 or LIBOR floor is shown to reflect possible projected interest rate.

(16) All investments are pledged as collateral for loans payable unless otherwise noted.

(17) Loan was on non-accrual as of December 31, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Schedule of Investments As of December 31, 2020

Company/Security/Country (13)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Senior Secured First Lien Term Loans
Australia
Ticketek Pty Ltd	Services: Consumer	5% (LIBOR +4.25%)	11/22/2019	11/26/2026	$1,488,750	$1,475,986	$1,384,537
Total Australia						$1,475,986	$1,384,537
Canada
Avison Young Canada Inc.	Services: Business	5.25% (LIBOR +5%)	03/07/2019	01/31/2026	$3,923,703	$3,865,066	$3,730,794
PNI Canada Acquireco Corp	High Tech Industries	4.65% (LIBOR +4.5%)	10/31/2018	10/31/2025	1,653,015	1,647,278	1,588,266
Total Canada						$5,512,344	$5,319,060
Germany
Rhodia Acetow	Consumer goods: Non-	6.5% (LIBOR +5.5%)	04/21/2017	05/31/2023	$965,000	$959,181	$886,193
	Durable
VAC Germany Holding GmbH	Metals & Mining	5% (LIBOR +4%)	02/26/2018	03/08/2025	2,917,500	2,908,791	2,173,538
Total Germany						$3,867,972	$3,059,731
Luxembourg
Connect Finco SARL	Telecommunications	5.5% (LIBOR +4.5%)	09/23/2019	12/11/2026	$1,421,080	$1,396,741.0	$1,429,329
Travelport Finance (Luxembourg) S.à r.l.	Services: Consumer	9.0% (LIBOR +1.5%)	09/22/2020	02/28/2025	1,630,393	1,467,991	1,612,556
		(2.5%Cash + 6.5% PIK)
Travelport Finance (Luxembourg) S.à r.l.	Services: Consumer	5.25% (LIBOR +5%)	03/18/2019	05/30/2026	1,747,115	1,719,978	1,198,233
Total Luxembourg						$4,584,710	$4,240,118
United Kingdom
Auxey Bidco Ltd.	Services: Consumer	5.52% (LIBOR +5.25%)	08/07/2018	06/16/2025	$5,000,000	$4,866,311	$4,533,325
EG Group	Retail	4.25% (LIBOR +4%)	03/23/2018	02/07/2025	2,787,871	2,779,453	2,763,143
Total United Kingdom						$7,645,764	$7,296,468
United States of America
1A Smart Start LLC	Services: Consumer	5.75% (LIBOR +4.75%)	08/14/2020	08/13/2027	$2,394,000	$2,371,211	$2,394,000
A Place for Mom Inc	Media: Advertising, Printing	4.75% (LIBOR +3.75%)	07/28/2017	08/10/2024	3,870,000	3,859,979	3,618,450
	& Publishing
A10 Capital, LLC	Banking, Finance, Insurance &	7.5% (LIBOR +6.5%)	04/25/2018	05/01/2023	5,000,000	4,976,764	4,875,000
	Real Estate
Acproducts Inc	Construction & Building	7.5% (LIBOR +6.5%)	02/14/2020	08/13/2025	490,625	498,992	505,113
Advanced Integration Technology LP	Aerospace & Defense	5.75% (LIBOR +4.75%)	07/15/2016	04/03/2023	1,915,375	1,908,189	1,608,915
Advisor Group Holdings Inc	Banking, Finance, Insurance &	5.15% (LIBOR +5%)	07/31/2019	07/31/2026	3,182,143	3,165,342	3,162,254
	Real Estate
AG Parent Holdings LLC	High Tech Industries	5.15% (LIBOR +5%)	07/30/2019	07/31/2026	2,640,000	2,618,930	2,607,000
AgroFresh Inc.	Chemicals, Plastics & Rubber	7.25% (LIBOR +6.25%)	12/01/2015	12/31/2024	1,294,118	1,292,484	1,286,838
Alcami Carolinas Corp	Healthcare & Pharmaceuticals	4.4% (LIBOR +4.25%)	07/09/2018	07/06/2025	3,910,000	3,897,238	3,294,175
Alchemy US Holdco 1 LLC	Chemicals, Plastics & Rubber	5.65% (LIBOR +5.5%)	10/01/2018	10/10/2025	1,900,000	1,880,562	1,835,885
Allen Media LLC	Media: Broadcasting &	5.75% (LIBOR +5.5%)	02/06/2020	02/10/2027	2,977,027	2,963,967	2,970,820
	Subscription

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Schedule of Investments As of December 31, 2020

Company/Security/Country (13)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
AMCP Clean Acquisition Co LLC	Wholesale	4.4% (LIBOR +4.25%)	07/10/2018	06/15/2025	$2,358,914	$2,351,231	$1,627,651
AMCP Clean Acquisition Co LLC	Wholesale	4.4% (LIBOR +4.25%)	07/10/2018	06/15/2025	570,799	568,940	393,851
Anne Arundel Dermatology Management, LLC (3)	Healthcare & Pharmaceuticals	7% (LIBOR +6%)	10/12/2020	10/16/2025	1,362,166	379,558	378,410
Anne Arundel Dermatology Management, LLC (4) (12)	Healthcare & Pharmaceuticals	7% (LIBOR +6%)	10/12/2020	10/16/2025	451,128	(8,642)	(9,023)
Anne Arundel Dermatology Management, LLC	Healthcare & Pharmaceuticals	7% (LIBOR +6%)	10/12/2020	10/16/2025	2,043,249	2,004,107	2,002,384
Ansira Holdings, Inc.	Media: Diversified &	7.5% (LIBOR +6.5%)	04/17/2018	12/20/2024	632,237	630,602	486,822
	Production
Ansira Holdings, Inc.	Media: Diversified &	7.5% (LIBOR +6.5%)	12/20/2016	12/20/2024	1,899,097	1,890,228	1,462,304
	Production
AP Gaming I LLC	Hotel, Gaming & Leisure	4.5% (LIBOR +3.5%)	06/06/2016	02/15/2024	2,413,203	2,410,077	2,320,983
APFS Staffing Holdings Inc	Services: Consumer	4.9% (LIBOR +4.75%)	04/04/2019	04/15/2026	1,970,000	1,939,884	1,939,229
AQA Acquisition Holding, Inc.	High Tech Industries	4.25% (LIBOR +3.25%)	10/01/2018	05/24/2023	1,954,430	1,954,430	1,954,430
Ascend Performance Materials Operations LLC	Chemicals, Plastics & Rubber	6.25% (LIBOR +5.25%)	08/16/2019	08/27/2026	870,730	856,634	875,084
BCP Qualtek Merger Sub LLC	Telecommunications	7.25% (LIBOR +6.25%)	07/16/2018	07/18/2025	3,775,000	3,725,707	3,573,679
Brand Energy & Infrastructure Services, Inc.	Energy: Oil & Gas	5.25% (LIBOR +4.25%)	06/16/2017	06/21/2024	2,895,000	2,880,565	2,829,327
California Cryobank LLC	Healthcare & Pharmaceuticals	4.25% (LIBOR +4%)	08/03/2018	08/06/2025	3,136,146	3,125,827	3,108,705
Cambium Learning Group, Inc.	Services: Consumer	4.75% (LIBOR +4.5%)	12/18/2018	12/18/2025	1,959,968	1,889,579	1,953,108
Canister International Group Inc	Forest Products & Paper	4.9% (LIBOR +4.75%)	12/18/2019	12/21/2026	1,985,000	1,968,037	1,978,797
CC Amulet Intermediate, LLC	Healthcare & Pharmaceuticals	5.75% (LIBOR +4.75%)	06/18/2018	04/30/2024	282,962	281,354	280,132
CC Amulet Intermediate, LLC (5)	Healthcare & Pharmaceuticals	5.75% (LIBOR +4.75%)	05/01/2020	04/30/2024	1,251,077	551,077	538,566
CC Amulet Intermediate, LLC	Healthcare & Pharmaceuticals	5.75% (LIBOR +4.75%)	06/18/2018	04/30/2024	3,375,000	3,355,829	3,341,250
Clear Balance Holdings, LLC	Banking, Finance, Insurance &	6.75% (LIBOR +5.75%)	07/07/2015	10/05/2023	4,734,191	4,724,218	4,639,507
	Real Estate
Conyers Park Parent Merger Sub Inc	Beverage, Food & Tobacco	4.75% (LIBOR +3.75%)	06/21/2017	07/07/2024	1,734,298	1,729,916	1,742,701
Discovery Practice Management, Inc.	Healthcare & Pharmaceuticals	5.5% (LIBOR +4.5%)	07/22/2019	06/15/2024	4,924,372	4,907,027	4,875,129
Drilling Info Inc.	High Tech Industries	4.4% (LIBOR +4.25%)	07/27/2018	07/30/2025	4,398,159	4,383,712	4,269,886
E2open, LLC	Services: Business	6.75% (LIBOR +5.75%)	06/21/2019	11/26/2024	4,937,500	4,901,839	4,931,352
Eliassen Group, LLC	Services: Business	4.4% (LIBOR +4.25%)	10/19/2018	11/05/2024	4,620,620	4,605,494	4,574,413
Empower Payments Acquisition	Services: Business	4.4% (LIBOR +4.25%)	10/05/2018	10/05/2025	3,920,000	3,913,246	3,841,600
Gold Standard Baking, Inc. (14)	Wholesale	7.5% (LIBOR +6.5%)	05/19/2015	07/23/2022	2,609,295	2,227,158	1,017,625
Golden West Packaging Group LLC	Containers, Packaging & Glass	6.25% (LIBOR +5.25%)	02/09/2018	06/20/2023	4,547,973	4,537,379	4,502,493
Granite Holdings US Acquisition Co	Capital Equipment	5.5% (LIBOR +5.25%)	09/25/2019	09/30/2026	2,896,667	2,824,720	2,903,908
Gruden Acquisition Inc.	Transportation: Cargo	6.5% (LIBOR +5.5%)	06/21/2017	08/18/2022	1,928,934	1,913,575	1,913,667

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Schedule of Investments As of December 31, 2020

Company/Security/Country (13)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Hertz Corporation (6)	Services: Business	8.25% (LIBOR +7.25%)	10/26/2020	12/31/2021	$3,000,000	$415,730	$537,690
High Street Insurance Partners, Inc. (7)	Banking, Finance, Insurance & Real Estate	7.5% (LIBOR +6.5%)	08/07/2020	12/03/2025	1,000,000	669,331	672,500
High Street Insurance Partners, Inc.	Banking, Finance, Insurance &	7.5% (LIBOR +6.5%)	08/07/2020	12/03/2025	2,984,971	2,915,812	2,925,272
	Real Estate
Hoffman Southwest Corporation	Environmental Industries	6% (LIBOR +5%)5.5%	05/16/2019	08/14/2023	1,578,454	1,568,621	1,538,993
Hornblower Sub LLC	Hotel, Gaming & Leisure	(LIBOR +4.5%)4.75%	03/08/2019	04/28/2025	1,771,192	1,469,642	1,527,654
Institutional Shareholder Services, Inc.	Services: Business	(LIBOR +4.5%)5.37%	03/04/2019	02/26/2026	1,965,000	1,950,446	1,957,631
International Textile Group Inc	Consumer goods: Durable	(LIBOR +5%)	04/20/2018	05/01/2024	937,500	934,896	851,564
Isagenix International LLC	Services: Consumer	6.75% (LIBOR +5.75%)	04/26/2018	06/14/2025	1,733,571	1,722,528	973,695
Lifescan Global Corporation	Healthcare & Pharmaceuticals	6.23% (LIBOR +6%)	06/19/2018	10/01/2024	1,935,000	1,898,626	1,848,535
LSCS Holdings Inc.	Healthcare & Pharmaceuticals	4.51% (LIBOR +4.25%)	03/09/2018	03/17/2025	461,156	459,765	451,933
LSCS Holdings Inc.	Healthcare & Pharmaceuticals	4.51% (LIBOR +4.25%)	03/09/2018	03/17/2025	1,786,489	1,781,106	1,750,759
MAG DS Corp.	Aerospace & Defense	6.5% (LIBOR +5.5%)	09/21/2020	04/01/2027	1,246,875	1,186,847	1,193,883
Miller's Ale House Inc	Hotel, Gaming & Leisure	4.75% (LIBOR +4.75%)	05/24/2018	05/21/2025	2,340,000	2,332,580	2,063,588
MRI Software LLC (8)	Construction & Building	6.5% (LIBOR +5.5%)	01/31/2020	02/10/2026	41,567	(177)	(104)
MRI Software LLC	Construction & Building	6.5% (LIBOR +5.5%)	01/31/2020	02/10/2026	1,447,552	1,442,152	1,443,933
NAC Holding Corporation	Banking, Finance, Insurance &	6.75% (LIBOR +5.75%)	10/02/2020	09/28/2024	3,875,359	3,802,341	3,797,851
New Constellis Borrower LLC	Real Estate Aerospace & Defense	8.5% (LIBOR +7.5%)	03/27/2020	03/27/2024	331,112	309,700	321,730
New Insight Holdings Inc	Services: Business	6.5% (LIBOR +5.5%)	12/08/2017	12/20/2024	1,940,000	1,885,036	1,916,720
NextCare, Inc. (9)	Healthcare & Pharmaceuticals	5.5% (LIBOR +4.5%)	02/13/2018	06/30/2024	629,847	71,880	72,266
NextCare, Inc.	Healthcare & Pharmaceuticals	5.5% (LIBOR +4.5%)	02/13/2018	06/30/2024	3,778,309	3,756,806	3,759,417
Northern Star Holdings Inc.	Utilities: Electric	5.75% (LIBOR +4.75%)	03/28/2018	03/28/2025	4,133,125	4,120,529	4,050,463
Oak Point Partners, LLC	Banking, Finance, Insurance &	6.25% (LIBOR +5.25%)	09/13/2017	09/13/2023	2,925,000	2,908,563	2,837,250
	Real Estate
OB Hospitalist Group Inc	Healthcare & Pharmaceuticals	5% (LIBOR +4%)	08/08/2017	08/01/2024	2,191,714	2,186,064	2,169,797
Odyssey Logistics & Technology Corporation	Transportation: Cargo	5% (LIBOR +4%)	10/06/2017	10/12/2024	1,937,565	1,931,817	1,893,165
Orion Business Innovations	High Tech Industries	5.5% (LIBOR +4.5%)	10/18/2018	10/19/2024	554,637	551,095	554,637
Orion Business Innovations	High Tech Industries	5.5% (LIBOR +4.5%)	03/04/2019	10/21/2024	818,750	813,194	818,750
Orion Business Innovations	High Tech Industries	5.5% (LIBOR +4.5%)	10/18/2018	10/19/2024	1,896,774	1,884,662	1,896,774
OSM MSO, LLC	Healthcare & Pharmaceuticals	5.25% (LIBOR +5%)	10/16/2018	08/09/2023	3,858,052	3,837,180	3,279,344
Output Services Group Inc	Services: Business	5.5% (LIBOR +4.5%)	03/26/2018	03/21/2024	4,378,173	4,366,199	3,283,630
Parts Town	Beverage, Food & Tobacco	6.5% (LIBOR +5.5%)	11/07/2019	10/15/2025	990,000	986,000	925,650
Patriot Rail Co LLC	Transportation: Cargo	5.49% (LIBOR +5.25%)	10/15/2019	10/11/2026	3,473,750	3,416,132	3,495,461

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Schedule of Investments As of December 31, 2020

Company/Security/Country (13)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
PH Beauty Holdings III, Inc.	Containers, Packaging & Glass	5.23% (LIBOR +5%)	10/04/2018	09/28/2025	$2,932,500	$2,912,316	$2,580,600
PLH Group Inc	Energy: Oil & Gas	6.21% (LIBOR +6%)	08/01/2018	07/25/2023	3,646,788	3,599,623	3,368,720
Portillo's Holdings, LLC	Beverage, Food & Tobacco	6.5% (LIBOR +5.5%)	11/27/2019	09/06/2024	1,975,000	1,959,621	1,970,063
Premise Health Holding Corp	Healthcare & Pharmaceuticals	3.75% (LIBOR +3.5%)	08/14/2018	07/10/2025	880,229	877,315	859,324
PSC Industrial Outsourcing, LP	Chemicals, Plastics & Rubber	4.75% (LIBOR +3.75%)	10/05/2017	10/11/2024	1,940,000	1,929,497	1,885,438
Pure Fishing Inc	Consumer goods: Non-	4.65% (LIBOR +4.5%)	12/20/2018	12/22/2025	1,179,000	1,145,104	1,141,101
	Durable
Quidditch Acquisition Inc	Beverage, Food & Tobacco	8% (LIBOR +7%)	03/16/2018	03/21/2025	993,191	981,209	937,737
Red Ventures, LLC	Media: Advertising, Printing	2.65% (LIBOR +2.5%)	10/18/2017	11/08/2024	1,997,766	1,986,950	1,968,898
	& Publishing
Sentry Data Systems, Inc.	High Tech Industries	7.75% (LIBOR +6.75%)	09/29/2020	10/06/2025	3,181,818	3,121,224	3,118,182
Sentry Data Systems, Inc. (10) (12)	High Tech Industries	8% (LIBOR +6.75%)	09/29/2020	10/06/2025	318,182	(6,059)	(6,364)
Silverback Merger Sub Inc	High Tech Industries	4.5% (LIBOR +3.5%)	08/11/2017	08/21/2024	1,161,000	1,159,380	1,161,000
Starfish- V Merger Sub Inc	High Tech Industries	7% (LIBOR +6%)	11/06/2019	08/16/2024	990,000	928,938	991,549
Starfish- V Merger Sub Inc	High Tech Industries	6.48% (LIBOR +6.25%)	08/11/2017	08/16/2024	1,209,656	1,203,346	1,209,203
Teneo Holdings LLC	Services: Business	6.25% (LIBOR +5.25%)	07/15/2019	07/11/2025	2,221,875	2,154,680	2,206,144
Titan Sub LLC	Aerospace & Defense	5.15% (LIBOR +5%)	09/19/2019	09/21/2026	3,224,978	3,194,808	3,220,946
Tupelo Buyer Inc	Transportation: Cargo	4.75% (LIBOR +3.75%)	10/02/2017	10/07/2024	2,159,923	2,150,672	2,152,503
Upstream Newco, Inc.	Healthcare & Pharmaceuticals	4.65% (LIBOR +4.5%)	10/24/2019	11/20/2026	2,911,333	2,899,090	2,909,514
US Shipping Corp	Utilities: Oil & Gas	5.25% (LIBOR +4.25%)	03/09/2016	06/26/2021	205,934	204,839	186,371
W3 Topco LLC	Energy: Oil & Gas	7% (LIBOR +6%)	08/13/2019	08/16/2025	1,875,000	1,773,650	1,813,125
Yak Access LLC	Energy: Oil & Gas	5.25% (LIBOR +5%)	06/29/2018	07/11/2025	2,737,500	2,683,727	2,429,531
Zenith American Holding, Inc.	Services: Business	6.25% (LIBOR +5.25%)	03/11/2019	12/13/2024	3,908,300	3,900,971	3,869,217
Zenith American Holding, Inc. (11)	Services: Business	6.25% (LIBOR +5.25%)	03/11/2019	12/13/2024	494,607	190,825	189,270
Total United States of America						$201,383,795	$193,378,923
Total Senior Secured First Lien Term Loans						$224,470,571	$214,678,837
Second Lien Term Loans
United States of America
AQA Acquisition Holding, Inc.	High Tech Industries	9% (LIBOR +8%)	10/01/2018	05/24/2024	$1,000,000	$993,875	$975,000
DiversiTech Holdings Inc	Consumer goods: Durable	8.5% (LIBOR +7.5%)	05/18/2017	06/02/2025	2,000,000	1,988,921	1,990,000
Gruden Acquisition Inc.	Transportation: Cargo	9.5% (LIBOR +8.5%)	07/31/2015	08/18/2023	500,000	491,789	458,750
Midwest Physician Administrative Services, LLC	Healthcare & Pharmaceuticals	7.75% (LIBOR +7%)	08/11/2017	08/15/2025	979,043	973,393	959,462
New Constellis Borrower LLC	Aerospace & Defense	12% (LIBOR +11%)	03/27/2020	03/27/2025	281,779	71,539	203,352
TKC Holdings Inc	Services: Business	9% (LIBOR +8%)	01/31/2017	02/01/2024	1,849,630	1,842,701	1,655,418

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC Consolidated Schedule of Investments As of December 31, 2020

Company/Security/Country (13)	Industry	Interest Rate (1)	Initial Acquisition Date	Maturity Date	Principal / Shares	Amortized Cost	Fair Value (2)
Wash Multifamily Acquisition Inc.	Services: Consumer	8% (LIBOR +7%)	05/04/2015	05/15/2023	$425,479	$424,532	$395,696
Wash Multifamily Acquisition Inc.	Services: Consumer	8% (LIBOR +7%)	05/04/2015	05/12/2023	74,521	74,355	69,304
Total United States of America						$6,861,105	$6,706,982
Total Second Lien Term Loans						$6,861,105	$6,706,982
Equity Investments
United States of America
New Constellis Borrower LLC	Aerospace & Defense		03/27/2020		19,843	$203,695	$32,255
Total United States of America						$203,695	$32,255
Total Equity Investments						$203,695	$32,255
Total Investments						$231,535,371	$221,418,074
Cash equivalents
Dreyfus Government Cash Management Fund						$31,631,587	$31,631,587
Other cash accounts						555,291	555,291
Total Cash equivalents						$32,186,878	$32,186,878

(1) Variable interest rates indexed to 30-day, 60-day, 90-day or 180-day LIBOR rates, at the borrower’s option. LIBOR rates may be subject to interest rate floors.

(2) Represents fair value in accordance with ASC Topic 820.

(3) Represents a delayed draw commitment of $1,362,166, of which $956,513 was unfunded as of December 31, 2020. Unfunded amounts of a delayed draw position have a lower rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(4) Represents a revolver commitment of $451,128, which was unfunded as of December 31, 2020. Issuer pays 0.5% unfunded commitment fee on revolver term loan and/or revolving loan facilities.

(5) Represents a delayed draw commitment of $1,251,077, of which $700,000 was unfunded as of December 31, 2020. Unfunded amounts of a delayed draw position have a lower rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(6) Represents a delayed draw commitment of $3,000,000, of which $2,545,455 was unfunded as of December 31, 2020. Unfunded amounts of a delayed draw position have a lower rate than the contractual fully funded rate. Issuer pays 3.75% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(7) Represents a delayed draw commitment of $1,000,000, of which $307,500 was unfunded as of December 31, 2020. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(8) Represents a delayed draw commitment of $41,567, which was unfunded as of December 31, 2020. Issuer pays 0.5% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(9) Represents a delayed draw commitment of $629,847, of which $554,431 was unfunded as of December 31, 2020. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(10) Represents a revolver commitment of $318,182, which was unfunded as of December 31, 2020. Issuer pays 0.5% unfunded commitment fee on revolver term loan and/or revolving loan facilities.

(11) Represents a delayed draw commitment of $494,607, of which $300,391 was unfunded as of December 31, 2020. Unfunded amounts of a delayed draw position have a rate than the contractual fully funded rate. Issuer pays 1.00% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(12) Unfunded amount will start to accrue interest when the position is funded. 3 month LIBOR as of December 31, 2020 or LIBOR floor is shown to reflect possible projected interest rate.

(13) All investments are pledged as collateral for loans payable unless otherwise noted.

(14) Loan was on non-accrual as of December 31, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

1.	Organization and Structure

On December 2, 2014, First Eagle Logan JV, LLC (the “Logan JV”) was formed as a Delaware limited liability company to invest primarily in senior secured first lien term loans.

Logan JV operates under a limited liability agreement dated December 3, 2014 (the “Agreement”), by and among First Eagle Alternative Capital BDC, Inc., a Delaware corporation (“FCRD”), and Perspecta Trident LLC, an affiliate of Perspecta Trust LLC, (“Perspecta”), each, a “Member” and, collectively, the “Members”. All Logan JV investment decisions must be unanimously approved by Logan JV’s investment committee consisting of one representative from each of FCRD and Perspecta.

Logan JV is capitalized with capital contributions which are called from the Members, on a pro-rata basis based on their capital commitments, as transactions are completed. Any decision by Logan JV to call down on capital commitments requires the explicit authorization of each Member, and each Member may withhold such authorization for any reason in its sole discretion.

Logan JV invests capital contributions into its wholly owned investment company subsidiary, First Eagle Logan JV SPV I, LLC (the “Logan JV SPV”), a Delaware limited liability company formed on December 1, 2014. The SPV operates under a limited liability agreement dated December 3, 2014, with Logan JV, its “Initial Member” and “Designated Manager”. Logan JV shall continue without dissolution until all investments are liquidated by the company.

The SPV invests capital contributions from Logan JV, along with borrowings from a syndicated senior credit facility, primarily in broadly syndicated loans, in addition to directly originated loans.

The fully consolidated company is herein referred to as the “Company”.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of Logan JV have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Designated Manager has determined Logan JV is an investment company under ASC 946 in accordance with GAAP. Therefore Logan JV follows the accounting and reporting guidance for investment companies.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the use of certain estimates and assumptions that may affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ significantly from the estimates included in the financial statements, and such differences could be material.

Consolidation

Logan JV follows the guidance in ASC Topic 946 Financial Services—Investment Companies (“ASC Topic 946”) and will not generally consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to Logan JV. Logan JV has consolidated its wholly owned subsidiary, the SPV. All inter-company accounts and transactions have been eliminated in consolidation.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and a money market fund held with one financial institution as of December 31, 2021 and 2020. Cash held in demand deposit accounts may exceed the Federal Deposit Insurance Corporation insured limit and therefore is subject to credit risk. Cash equivalents are assets with an original maturity of three months or less. As of December 31, 2021 and 2020, Logan JV held $14,985,492 and $31,631,587 of cash equivalents, respectively.

Deferred Financing Costs

Deferred financing costs consist of fees and expenses paid in connection with the closing and subsequent amendments of the credit facility. These costs are capitalized at the time of payment and are amortized using the straight line method over the term of the credit facility. Capitalized deferred financing costs related to the credit facility are presented net against the respective balance outstanding on the Consolidated Statements of Assets, Liabilities and Members’ Capital.

Distributions

Logan JV intends to make regular quarterly cash distributions of all or a portion of its net investment income and net realized gains.

Investment Transactions and Investment Income

Investment transactions are recorded on a trade-date basis. Logan JV measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method. Logan JV reports changes in fair value of investments that are measured at fair value as a component of net change in unrealized appreciation or depreciation on investments in the Consolidated Statements of Operations.

Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis to the extent that Logan JV expects to collect such amounts. Original issue discount, principally representing the market discount or premium are capitalized and accreted or amortized into interest income over the life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion/amortization of discounts and premiums and upfront loan origination fees.

Logan JV capitalizes and amortizes upfront loan origination fees received in connection with the closing of investments. The unearned income from such fees is accreted into interest income over the contractual life of the loan based on the effective interest method. Upon prepayment of a loan or debt security, any prepayment penalties, unamortized upfront loan origination fees, and unamortized discounts are recorded as interest income.

Logan JV may have investments in its portfolio which contain a contractual paid-in-kind, or PIK, interest provision. PIK interest is computed at the contractual rate specified in each investment agreement, is added to the principal balance of the investment, and is recorded as income. Logan JV will cease accruing PIK interest if there is insufficient value to support the accrual or if amounts are not expected to be collectible and will generally only begin to recognize PIK income again when all principal and interest have been paid or upon a restructuring of the investment where the interest is deemed collectable.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or when it is no longer probable that principal or interest will be collected. However, Logan JV may make exceptions to this policy if the loan has sufficient collateral value and is in the process of collection. As of December 31, 2021, the Company has one loan on non-accrual with an amortized cost basis of $1,674,041 and fair value of $94,312. As of December 31, 2020, the Company had one loan on non-accrual with an amortized cost basis of $2,227,158 and fair value of $1,017,625. For additional information, please refer to the Consolidated Schedules of Investments as of December 31, 2021 and 2020. Any reversals of previously accrued income are recorded against the same income category in the Consolidated Statements of Operations.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

Other income includes unused commitment fees associated with investments in portfolio companies and amendment fees.

Expenses are recorded on an accrual basis.

Revolving and Unfunded Delayed Draw Loans

For Logan JV’s investments in revolving and delayed draw loans, the cost basis of the investments purchased is adjusted for the cash received for the discount on the total balance committed. The fair value is also adjusted for unrealized appreciation or depreciation on the unfunded portion. As a result, the purchase of commitments not completely funded may result in a negative value until it is offset by the future amounts called and funded. As of December 31, 2021 and 2020, Logan JV had $4,590,778 and $6,175,167 of unfunded commitments, respectively.

Income Taxes

As a limited liability company, Logan JV itself is not subject to U.S. Federal income taxes. Each Member is individually liable for income taxes, if any, on its share of Logan JV’s net taxable income. Interest, dividends and other income realized by Logan JV from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholdings and other taxes levied by the jurisdiction in which the income is sourced. Each Member is required for income tax purposes to take into account its distributive share of all items of Logan JV’s income, gain, loss, deductions, and other items for such taxable year of Logan JV. The tax basis income and losses may differ from the income and losses in the Statements of Operations, which is prepared in accordance with GAAP.

Logan JV determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, any tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. There were no uncertain tax positions as of December 31, 2021 and 2020. Logan JV’s federal tax years 2019 forward remain subject to examination by taxing authorities.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

3.	Investment Valuation

The following is a summary of the industry classification in which Logan JV was invested as of December 31, 2021:

Industry	Cost	Fair Value	% of Members' Capital
Aerospace & Defense	$12,431,246	$12,447,544	13.68%
Banking, Finance, Insurance & Real Estate	7,572,782	7,647,238	8.40%
Beverage, Food & Tobacco	7,656,373	7,743,387	8.51%
Chemicals, Plastics & Rubber	3,729,204	3,773,162	4.15%
Construction & Building	1,470,090	1,473,247	1.62%
Consumer goods: Durable	910,734	847,868	0.93%
Consumer goods: Non-Durable	2,091,905	2,029,742	2.23%
Containers, Packaging & Glass	7,874,189	7,740,027	8.51%
Energy: Oil & Gas	10,459,609	10,248,361	11.26%
Environmental Industries	3,844,525	3,837,593	4.22%
Fire: Finance	7,680,653	7,510,697	8.25%
Fire: Insurance	3,783,213	3,836,179	4.22%
Fire: Real Estate	1,976,172	1,996,666	2.19%
Forest Products & Paper	1,951,019	1,974,010	2.17%
Healthcare & Pharmaceuticals	29,324,372	29,073,964	31.95%
High Tech Industries	27,577,169	27,607,136	30.34%
Hotel, Gaming & Leisure	3,849,343	3,910,534	4.30%
Media: Broadcasting & Subscription	3,423,307	3,447,517	3.79%
Media: Advertising, Printing & Publishing	7,792,178	7,752,933	8.52%
Media: Diversified & Production	4,668,521	4,165,351	4.58%
Metals & Mining	2,880,924	2,822,531	3.10%
Retail	3,733,021	3,737,516	4.11%
Services: Business	34,067,952	33,571,363	36.89%
Services: Consumer	14,397,827	13,868,299	15.24%
Telecommunications	3,637,570	3,633,656	3.99%
Transportation: Cargo	11,127,800	11,134,662	12.24%
Utilities: Electric	4,081,100	4,100,852	4.51%
Wholesale	4,566,515	2,517,457	2.77%
Total investments	$228,559,313	$224,449,492	246.64%

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

The following is a summary of the industry classification in which Logan JV was invested as of December 31, 2020:

Industry	Cost	Fair Value	% of Members Capital
Aerospace & defense	$6,874,778	$6,581,081	7.73%
Banking, finance, insurance & real estate	23,162,371	22,909,634	26.90%
Beverage, food & tobacco	5,656,746	5,576,151	6.55%
Capital equipment	2,824,720	2,903,908	3.41%
Chemicals, plastics & rubber	5,959,177	5,883,245	6.91%
Construction & Building	1,940,967	1,948,942	2.29%
Consumer goods	5,028,102	4,868,858	5.72%
Containers, packaging & glass	7,449,695	7,083,093	8.32%
Energy	10,937,565	10,440,703	12.26%
Environmental industries	1,568,621	1,538,993	1.81%
Forest Products & Paper	1,968,037	1,978,797	2.32%
Healthcare & pharmaceuticals	37,234,600	35,870,079	42.12%
High tech industries	21,254,005	21,138,313	24.82%
Hotel, gaming & leisure	6,212,299	5,912,225	6.94%
Media	11,331,726	10,507,294	12.34%
Metals & Mining	2,908,791	2,173,538	2.55%
Retail	2,779,453	2,763,143	3.24%
Services	51,944,588	49,147,562	57.71%
Telecommunications	5,122,448	5,003,008	5.87%
Transportation	9,903,985	9,913,546	11.64%
Utilities	4,325,368	4,236,834	4.97%
Wholesale	5,147,329	3,039,127	3.57%
Total investments	$231,535,371	$221,418,074	259.99%

The following is a summary of the geographical concentration of Logan JV’s investment portfolio as of December 31, 2021:

	Cost	Fair Value	% of Members Capital
Australia	$1,463,258	$1,431,991	1.57%
Canada	7,379,162	7,442,350	8.18%
Germany	3,832,553	3,717,605	4.09%
Luxembourg	3,781,180	3,709,229	4.08%
United Kingdom	7,649,224	7,596,266	8.35%
United States of America	204,453,936	200,552,051	220.37%
Total investments	$228,559,313	$224,449,492	246.64%

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

The following is a summary of the geographical concentration of Logan JV’s investment portfolio as of December 31, 2020:

	Cost	Fair Value	% of Members Capital
Australia	$1,475,986	$1,384,537	1.63%
Canada	5,512,344	5,319,060	6.25%
Germany	3,867,972	3,059,731	3.59%
Luxembourg	4,584,710	4,240,118	4.98%
United Kingdom	7,645,764	7,296,468	8.57%
United States of America	208,448,595	200,118,160	234.97%
Total investments	$231,535,371	$221,418,074	259.99%

Investments, for which market quotations are readily available, are valued using market quotations, which are generally obtained from an independent pricing service, broker-dealers or market makers.

Investments for which market quotations are not readily available, or are not considered to be the best estimate of fair value, are valued at fair value as determined in good faith by Logan JV. Consequently, it is expected that certain portfolio investments’ values will be determined in good faith by Logan JV following its documented valuation policy. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of Logan JV’s investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

With respect to investments for which market quotations are not readily available or not considered to be the best estimate, Logan JV develops a valuation for each investment in the Company. Logan JV may also use independent valuation firms to provide independent appraisals and present a valuation recommendation that it considers in determining the fair value of certain investments in the Company.

The types of factors that Logan JV may take into account in estimating fair value pricing of its investments include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. Logan JV generally utilizes an income approach to value its debt investments and a combination of income and market approaches to value equity investments, if applicable. With respect to unquoted securities, Logan JV, in periodic consultation with independent third party valuation firm, values each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors. For debt investments, Logan JV determines the fair value primarily using an income or yield approach that analyzes the discounted cash flows of interest and principal for the debt security, as set forth in the associated loan agreements, as well as the financial position and credit risk of each portfolio investment. Logan JV’s estimate of the expected repayment date is generally the legal maturity date of the instrument. The yield analysis considers changes in leverage levels, credit quality, portfolio company performance and other factors.

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP, Logan JV discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in markets that are not considered to be active or financial instruments for which significant inputs are observable, either directly or indirectly;

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by management.

Logan JV considers whether the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly in determining fair value. Accordingly, if Logan JV determines that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

The following is a summary of the levels within the fair value hierarchy in which Logan JV was invested as of December 31, 2021:

	Fair Value	Level 1	Level 2	Level 3
First Lien	$222,257,744	$—	$84,501,951	$137,755,793
Second Lien	2,191,748	—	—	2,191,748
Equity	—	—	—	—
Total investments	224,449,492	—	84,501,951	139,947,541
Cash equivalents	14,985,492	14,985,492	—	—
Total assets at fair value	$239,434,984	$14,985,492	$84,501,951	$139,947,541

The following is a summary of the levels within the fair value hierarchy in which Logan JV was invested as of December 31, 2020:

	Fair Value	Level 1	Level 2	Level 3
First Lien	$214,678,837	$—	$42,949,605	$171,729,232
Second Lien	6,706,982	—	2,614,880	4,092,102
Equity	32,255	—	—	32,255
Total investments	221,418,074	—	45,564,485	175,853,589
Cash equivalents	31,631,587	31,631,587	—	—
Total assets at fair value	$253,049,661	$31,631,587	$45,564,485	$175,853,589

The following table rolls forward the changes in fair during the year ended December 31, 2021 for investments classified within Level 3:

	First Lien	Second Lien	Equity	Total
Balance as of January. 1. 2021	$171,729,232	$4,092,102	$32,255	$175,853,589
Purchases	41,811,705	1,970,000	—	43,781,705
Sales and repayments	(67,253,397)	(4,000,000)	(2.408)	(71,255,805)
Unrealized (depreciation) appreciation	4,762,608	49,801	171,440	4,983,849
Net realized loss	209,042	—	(201,215)	7,827
Net accretion of premiums. discounts and fees	708,834	79,845	(72)	788,607
Transfers into Level 3	7,766,438	—	—	7,766,438
Transfers out of Level 3	(21,978,669)	—	—	(21,978,548)
Balance as of December 31. 2021	$137,755,793	$2,191,748	$—	$139.947.541

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

Transfers into and out of Level 3 are primarily attributable to changes in the level of market activity during the period. It is Logan JV’s policy to recognize transfers into and out of Level 3 at the beginning of the reporting period.

The following table rolls forward the changes in fair during the year ended December 31, 2020 for investments classified within Level 3:

	First Lien	Second Lien	Equity	Total
Balance as of January 1, 2020	$275,009,211	$7,366,700	$—	$282,375,911
Purchases	19,900,842	28,461	203,695	20,132,998
Sales and repayments	(100,150,652)	(700,000)	—	(100,850,652)
Unrealized (depreciation) appreciation	(3,281,600)	968,233	404,222	(1,909,145)
Net realized loss	(8,262,155)	(985,064)	(575,662)	(9,822,881)
Net accretion of premiums, discounts and fees	691,953	51,502	—	743,455
Transfers into Level 3	5,827,741	—	—	5,827,741
Transfers out of Level 3	(18,006,108)	(2,637,730)	—	(20,643,838)
Balance as of December 31, 2020	$171,729,232	$4,092,102	$32,255	$175,853,589

The following provides quantitative information about Level 3 fair value measurements as of December 31, 2021:

Description	Fair Value at December 31, 2021 (1)	Valuation Technique	Unobservable Inputs	Weighted Average(2)
First Lien	$37,219,828	Discounted Cash	Comparative	5.1%-16.2%
		Flows (income	Yield	(7.6%)
		approach)
	3,101,476	Market comparable	EBITDA multiple	2.3x-12.1x
		Companies (market		(11.6x)
		approach)
	$40,321,304

(1) Included within the Level 3 assets of $139,947,541 an amount of $99,626,237 for which Logan JV did not develop the unobservable inputs for the determination of fair value (examples included single source quotation and prior or pending transactions).

(2) Weighted average based upon the fair value of the investments in each investment category.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

The following provides quantitative information about Level 3 fair value measurements as of December 31, 2020:

Description	Fair Value at December 31, 2020 (1)	Valuation Technique	Unobservable Inputs	Weighted Average(2)
First Lien	$46,678,173	Discounted Cash	Comparative	5.6%-14.9%
		Flows (income	Yield	(8.1%)
		approach)
	7,909,668	Discounted Cash	Weighted Average	5.2%-7.9%
		Flows (income	Cost of Capital	(6.6%)
		approach)
	5,592,039	Market comparable	EBITDA multiple	4.5x-5.0x
		companies (market		(4.6x)
		approach)
	$60,179,880

(1) Included within the Level 3 assets of $175,853,589 is an amount of $115,673,709 for which Logan JV did not develop the unobservable inputs for the determination of fair value (examples included single source quotation and prior or pending transactions).

(2) Weighted average based upon the fair value of the investments in each investment category.

The two primary significant unobservable inputs used in the fair value measurement of the Company’s debt securities are the weighted average cost of capital, or WACC, and the comparative yield. Significant increases (decreases) in the WACC or in the comparative yield in isolation would result in a significantly lower (higher) fair value measurement. In determining the WACC, for the income, or yield approach, the Company considers current market yields and multiples, portfolio company performance, leverage levels, credit quality, among other factors, the performance of the portfolio company and the expected term of the investment. Changes in one or more of these factors can have a similar directional change on other factors in determining the appropriate WACC to use in the income approach. In determining the comparative yield, for the income, or yield approach, the Company considers current market yields and multiples, weighted average cost of capital, portfolio company performance, leverage levels, credit quality, among other factors. Changes in one or more of these factors can have a similar directional change on other factors in determining the appropriate comparative yield to use in the income approach. To determine the multiple for the market approach, the Company considers current market trading and/or transaction multiples, portfolio company performance (financial ratios) relative to public and private peer companies and leverage levels, among other factors. Changes in one or more of these factors can have a similar directional change on other factors in determining the appropriate multiple to use in the market approach. Significant increases (decreases) in the multiple, in isolation would result in a significantly higher (lower) fair value measurement.

The significant unobservable input used in the fair value measurement of the Company’s debt investments using a market approach is the EBITDA multiple adjusted by management for differences between the investment and referenced comparables, or the multiple. Significant increases (decreases) in the multiple in isolation would result in a significantly higher (lower) fair value measurement. To determine the multiple for the market approach, the Company considers current market trading and/or transaction multiples, portfolio company performance (financial ratios) relative to public and private peer companies and leverage levels, among other factors. Changes in one or more of these factors can have a similar directional change on other factors in determining the appropriate multiple to use in the market approach.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

4.	Credit Facility

On December 17, 2014, Logan JV, through Logan JV SPV, entered into a senior credit facility (the “Facility”) with Deutsche Bank AG. The facility was amended on January 9, 2021 to decrease the size of the facility from $275,000,000 to $225,000,000 subject to a borrowing base from Deutsche Bank AG and other co-lenders. As amended on January 9, 2021, the revolving loan period is scheduled to end on July 12, 2023 with a final maturity date of July 12, 2025.

As of December 31, 2021 and 2020, the Company had $147,041,123 and $166,541,123 of outstanding borrowings under the Facility, respectively. As amended on January 9, 2021, the Facility requires payment of interest on a quarterly basis using three month LIBOR (with a 0.35% LIBOR floor) plus 2.50%. The Facility’s previous interest rate utilized three month LIBOR (with no LIBOR floor) plus 2.20%. The Facility’s all-in interest rate as of December 31, 2021 and 2020 was 2.85% and 2.44%, respectively. The Company borrowed $9,500,000 under the Credit Facility and repaid $29,000,000 to the Facility during the year ended December 31, 2021.

Borrowings under the Facility are subject to, among other things, a minimum borrowings base. The Facility has certain collateral requirements and/or financial covenants, including covenants related to: (a) limitations on the incurrence of additional indebtedness, (b) eligibility of certain investments, (c) limitations on concentrations, (d) collateral quality tests, and (e) compliance with certain financial maintenance standards including minimum Members’ capital. In addition to the financial maintenance standards, described in the preceding sentence, borrowings under the Facility are subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio.

The Facility’s document also includes default provisions such as the failure to make timely payments, uncured breach of the borrowing base, borrower bankruptcy, the occurrence of a change in control, and the Company’s failure to materially perform under the operative agreements governing the Facility, which, if not complied with, could, at the option of the lender, accelerate repayment under the Facility, thereby materially and adversely affecting liquidity, financial condition and results of operations. Each loan originated under the Facility is subject to the satisfaction of certain conditions. It cannot be assured that Logan JV will be able to borrow funds under the Facility at any particular time or at all. The Company is currently in compliance with all financial covenants under the Facility; and was so during the period.

As of December 31, 2021 and 2020, the carrying amount of the Company’s outstanding loan approximated fair value. The fair values of the Company’s loan is determined in accordance with ASC 820, which defines fair value in terms of the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value of the Company’s loan is estimated based upon market interest rates and entities with similar credit risk. As of December 31, 2021 and 2020, the loan would be deemed to be Level 3 of the fair value hierarchy.

For the years ended December 31, 2021, 2020, and 2019, the Company incurred interest expense and related fees, excluding amortization of deferred financing costs, of $5,211,566, $7,370,914, and $11,838,691, respectively.

For the years ended December 31, 2021, 2020, and 2019, amortization of deferred financing costs totaled $639,527, $808,353, and $805,229 respectively. The unamortized fees and expenses are presented in the Consolidated Statements of Assets, Liabilities and Members’ Capital as a reduction to the loans payable balance and are being amortized using the straight line method.

The Company has agreed, with the various parties to the Facility, to reasonably cooperate with each other, in good faith, to amend the Facility’s agreement and replace references to LIBOR with any alternative floating reference rate (and any associated terms and provisions) that is being generally used in U. S. credit markets for similar types of facilities, should LIBOR cease to exist, or is reasonably expected to cease within the succeeding three months.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

5.	Recent Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying GAAP to contracts and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2020-04 is effective as of March 12, 2020 through December 31, 2022, at the Company’s election. Logan JV is currently evaluating the impact of adopting ASU 2020-04 on its consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01, “Reference Rate Reform (Topic 848),” which clarifies certain optional expedients and exceptions for applying GAAP to derivatives affected by reference rate reform. ASU 2021-01 is effective as of January 7, 2021 through December 31, 2022, at the Company’s election. Logan JV is currently evaluating the impact of adopting ASU 2021-01 on its consolidated financial statements.

6.	Investment Risk

Logan JV’s investing activities expose it to various types of risks that are associated with the markets and financial instruments in which it invests. The significant types of financial risks to which Logan JV is exposed include, but are not limited to, market risk, credit risk, liquidity risk, and interest risk.

Market Risk

Market risk encompasses the potential for both losses and gains and includes, but is not limited to, price risk. Logan JV’s investments are long-term and illiquid and there is no assurance that Logan JV will achieve investment objectives including targeted returns.

Credit Risk

The value of Logan JV’s investments will generally fluctuate in response to company, political, or economic developments and can decline significantly over short periods of time or during periods of general or regional economic difficulty. Lower-quality debt securities involve greater risk of default or price changes due to changes in the credit quality of the issuer. Lower- quality debt securities can be thinly traded or have restrictions on resale, making them difficult to sell at an acceptable price. The default rate for lower-quality debt securities is likely to be higher during economic recessions or periods of high interest rates.

Liquidity Risk

Logan JV invests in syndicated bank loans. Syndicated loans are typically bought and sold by institutional investors in individually negotiated private transactions that function in many respects like an over-the-counter (“OTC”) secondary market, although no formal market- makers exist. This market, while having grown substantially, generally has fewer trades and less liquidity than the secondary market for other types of securities. Some syndicated loans have few or no trades, or trade infrequently, and information regarding a specific senior loan may not be widely available or may be incomplete. For loans that are provided directly to borrowers, all of these positions are subject to legal and other restrictions on resale or will be otherwise less liquid than publicly traded securities. The illiquidity of its investments may make it difficult for Logan JV to sell such investments if the need arises. In addition, if Logan JV is required to liquidate all or a portion of its portfolio quickly, Logan JV may realize significantly less than the value at which it had previously recorded its investments. The extent of this exposure is reflected in the carrying value of these financial assets and recorded in the Consolidated Statements of Assets, Liabilities and Members’ Capital. Further, Logan JV may face other restrictions on its ability to liquidate an investment in a portfolio company to the extent that it, or an affiliated entity, has material non-public information regarding such portfolio company.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

Interest Risk

The value of Logan JV’s investments will generally fluctuate with, among other things, changes in prevailing interest rates, general economic conditions, the condition of certain financial markets, developments or trends in any particular industry and the financial condition of the issuer. Some of Logan JV’s investments involve the acquisitions of fixed income securities. Any increase to prevailing interest rates may result in a decrease in the value of fixed income securities held or vice versa. Additionally, changes in market rates may result in declining yields upon reinvestment of excess cash balances.

LIBOR Risk

On July 27, 2017, the United Kingdom Financial Conduct Authority (“FCA”) announced that it would phase out the London Interbank Offered Rate (“LIBOR”) as a benchmark by the end of 2021. On November 30, 2020, the FCA announced that subject to confirmation following its consultation with the administrator of LIBOR, it would cease publication of the one-week and two-month USD LIBOR immediately after December 31, 2021 and cease publication of the remaining tenors immediately after June 30, 2023. Additionally, the Federal Reserve Board has advised banks to stop entering into new USD LIBOR based contracts. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021 and has indicated that market participants should not rely on LIBOR being available after 2023. As an alternative to LIBOR, for example, the U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate ("SOFR"), a new index calculated by short-term repurchase agreements, backed by Treasury securities. Abandonment of or modifications to LIBOR could have adverse impacts on newly issued financial instruments and our existing financial instruments which reference

LIBOR. While some instruments may contemplate a scenario where LIBOR is no longer available by providing for an alternative rate setting methodology, not all instruments may have such provisions and there is significant uncertainty regarding the effectiveness of any such alternative methodologies. Abandonment of or modifications to LIBOR could lead to significant short-term and long-term uncertainty and market instability. If LIBOR ceases to exist, we and our investments may need to amend or restructure our existing LIBOR-based debt instruments and any related hedging arrangements that extend beyond 2021, which may be difficult, costly and time consuming. In addition, from time to time we invest in floating rate loans and investment securities whose interest rates are indexed to LIBOR. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR, or any changes announced with respect to such reforms, may result in a sudden or prolonged increase or decrease in the reported LIBOR rates and the value of LIBOR-based loans and securities, including those of other issuers we or our funds currently own or may in the future own. It remains uncertain how such changes would be implemented and the effects such changes would have on us, issuers of instruments in which we invest and financial markets generally.

The expected discontinuation of LIBOR could have a significant impact on the Company’s business. The dollar amount of our outstanding debt investments and borrowings that are linked to LIBOR with maturity dates after the anticipated discontinuation date of 2023 is material. We anticipate significant operational challenges for the transition away from LIBOR including, but not limited to, amending existing loan agreements with borrowers on investments that may have not been modified with fallback language and adding effective fallback language to new agreements in the event that LIBOR is discontinued before maturity. Beyond these challenges, we anticipate there may be additional risks to our current processes and information systems that will need to be identified and evaluated by us. Due to the uncertainty of the replacement for LIBOR, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined.  In addition, the cessation of LIBOR could:

•

Adversely impact the pricing, liquidity, value of, return on and trading for a broad array of financial products, including any LIBOR-linked securities, loans and derivatives that are included in our assets and liabilities;

•

Require extensive changes to documentation that governs or references LIBOR or LIBOR-based products, including, for example, pursuant to time-consuming renegotiations of existing documentation to modify the terms of outstanding investments;

•	Result in inquiries or other actions from regulators in respect of our preparation and readiness for the replacement of LIBOR with one or more alternative reference rates;
•

Result in disputes, litigation or other actions with investments, or other counterparties, regarding the interpretation and enforceability of provisions in our LIBOR-based investments, such as fallback language or other related provisions,

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

including, in the case of fallbacks to the alternative reference rates, any economic, legal, operational or other impact resulting from the fundamental differences between LIBOR and the various alternative reference rates;

•

Require the transition and/or development of appropriate systems and analytics to effectively transition our risk management processes from LIBOR-based products to those based on one or more alternative reference rates, which may prove challenging given the limited history of the proposed alternative reference rates; and

•	Cause us to incur additional costs in relation to any of the above factors.

There is no guarantee that a transition from LIBOR to an alternative will not result in financial market disruptions, significant increases in benchmark rates, or borrowing costs to borrowers, any of which could have a material adverse effect on the Company’s business, result of operations, financial condition, and unit price. In addition, the transition to a successor rate could potentially cause (i) increased volatility or illiquidity in markets for instruments that currently rely on LIBOR, (ii) a reduction in the value of certain instruments held by the Company, or (iii) reduced effectiveness of related Company transactions, such as hedging. It remains uncertain how such changes would be implemented and the effects such changes would have on the Company, issuers of instruments in which the Company invests and financial markets generally.

COVID-19 Developments

We are closely monitoring developments related to the COVID-19 pandemic to assess its impact on the Company’s business; while, due to the evolving and highly uncertain nature of this event, it currently is not possible to estimate its impact precisely, the COVID-19 pandemic has and may in the future adversely impact the Company’s business, financial condition, results of operations, liquidity or prospects in a number of ways. For instance, our investment portfolio (and, specifically, the valuations of investment assets we hold) has been, and may continue to be, adversely affected as a result of market developments from the COVID-19 pandemic and uncertainty regarding its outcome.. Moreover, changes in interest rates, reduced liquidity or a continued slowdown in U.S. and globally or global economic conditions may also adversely affect the Company’s business, financial condition, results of operations, liquidity or prospects. Further, extreme market volatility may leave us unable to react to market events in a prudent manner consistent with our historical practices in dealing with more orderly markets. Although it is impossible to predict with certainty the potential full magnitude of the business and economic ramifications, COVID-19 has impacted, and may further impact, the Company’s business in various ways, including but not limited to:

•

From an operational perspective, the workforces of our vendors, service providers and counterparties, may be adversely affected by the COVID-19 pandemic or efforts to mitigate the pandemic, including government-mandated shutdowns, vaccine mandates, requests or orders for employees to work remotely, and other social distancing measures, in the U.S., which could result in an adverse impact on our ability to conduct the Company’s business;

•	While the market dislocation caused by COVID-19 may present attractive investment opportunities, due to increased volatility in the financial markets, we may not be able to complete those investments;
•

If the impact of COVID-19 worsens, we may have more limited opportunities to successfully exit existing investments, due to, among other reasons, lower valuations, decreased revenues and earnings, or lack of potential buyers with financial resources to pursue an acquisition, resulting in a reduced ability to realize value from such investments;

•

Our investments are facing or may face in the future increased credit and liquidity risk due to volatility in financial markets, reduced revenue streams, supply chain disruptions, and limited or higher cost of access to preferred sources of funding, which may result in potential impairment of our investments. Changes in the debt financing markets are impacting, or, if the volatility in financial market continues, may in the future impact, the ability of our investments to meet their respective financial obligations;

•

Borrowers of loans, notes and other credit instruments in our portfolio may be unable to meet their principal or interest payment obligations or satisfy financial covenants, resulting in a decrease in value of our investments and lower than expected return. In addition, for variable interest instruments, lower reference rates resulting from government stimulus programs in response to COVID-19 could lead to lower interest income;

•

Many of our investments operate in industries that are materially impacted by COVID-19, including but not limited to healthcare, travel, entertainment and hospitality. Many of these companies are facing operational and financial hardships

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

resulting from the spread of COVID-19 and related governmental measures, such as the closure of stores, restrictions on travel, quarantines or stay- at-home orders. If the disruptions caused by COVID-19 continue and the restrictions put in place are not lifted, the businesses of these investments could suffer materially or become insolvent, which would decrease the value of our investments;

•

An extended period of remote working by the Administrator’s (see note 7 below) employees could strain its technology resources and introduce operational risks, including heightened cybersecurity risk. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic; and

•

COVID-19 presents a significant threat to the Administrator’s employees’ well- being and morale. While the Administrator has implemented a business continuity plan to protect the health of its employees and has contingency plans in place for key employees or executive officers who may become sick or otherwise unable to perform their duties for an extended period of time, such plans cannot anticipate all scenarios, and Logan JV may experience potential loss of productivity or a delay in the roll out of certain strategic plans.

The full extent of COVID-19 pandemic continues to be uncertain. Although vaccines have been developed and are being distributed throughout the U.S. and worldwide, the uncertainty surrounding the COVID-19 pandemic, including uncertainty regarding new variants of COVID-19 and acceptance of vaccines and other factors may continue to contribute to significant volatility in the global markets and impact our operations. COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to our performance, financial condition, results of operations and ability to pay distributions.

In addition to the foregoing, the pandemic is exacerbating many of the other risks described herein.

Developments in Russian Ukrainian Conflict

Commencing in 2021, Russian President Vladimir Putin ordered the Russian military to begin massing thousands of military personnel and equipment near its border with Ukraine and in Crimea, representing the largest mobilization since the illegal annexation of Crimea in 2014. President Putin has initiated troop movements into the eastern portion of Ukraine and continues to threaten an all-out invasion of Ukraine. On February 22, 2022, the United States and several European nations announced sanctions against Russia in response to Russia’s actions. On February 24, 2022, President Putin commenced a full-scale invasion of Russia’s pre-positioned forces into Ukraine, which could have a negative impact on the economy and business activity globally (including in the countries in which the Company invests), and therefore could adversely affect the performance of the Company’s investments. Furthermore, the conflict between the two nations and the varying involvement of the United States and other NATO countries could preclude prediction as to their ultimate adverse impact on global economic and market conditions, and, as a result, presents material uncertainty and risk with respect to the Company and the performance of its investments or operations, and the ability of the Company to achieve its investment objectives. Additionally, to the extent that third parties, investors, or related customer bases have material operations or assets in Russia or Ukraine, they may have adverse consequences related to the ongoing conflict.

7.	Related Party Transactions

Administration Expenses

Administration services are provided by First Eagle Alternative Credit, LLC, (the “Administrator”) a Delaware limited liability company, through an administration agreement approved by Logan JV on December 3, 2014. In accordance with the agreement, the Administrator shall provide such services necessary for the operation of Logan JV; including, but not limited to, office facilities, clerical, bookkeeping and record keeping services. In connection with these services, the Administrator is entitled to be reimbursed for the costs and expenses incurred by the Administrator in performing its responsibilities under the agreement. Logan JV will reimburse the Administrator for its allocable portion of the costs and expenses incurred by the Administrator in performance of its duties under the administration agreement. For the years ended December 31, 2021, 2020, and 2019, Logan JV incurred $145,669, $159,725, and $161,645, respectively, that are included in other general and administrative expenses in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, $20,000 and $50,000 was payable

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

to the Administrator, respectively, and is included within accrued expenses on the Consolidated Statements of Assets, Liabilities and Members’ Capital.

Logan JV does not pay management fees or incentive fees.

8.	Members’ Capital

Commitments and Contributions

Member interests in Logan JV, as defined in the Agreement, refer to percentage interests (the “Percentages”) based on capital commitments. As set forth in the Agreement, each Member is deemed to be a Managing Member. Aggregate commitments totaling $250,000,000 have been raised from the Members. On July 1, 2020, the Agreement was amended and the aggregate commitments were reduced to $137,500,000. FCRD has committed to provide 80%, or $110,000,000, of the total commitment, of which $100,600,000 has been called through December 31, 2021. The remaining 20%, or $27,500,000, of the total commitment will be provided by Perspecta, of which $25,150,000 has been called through December 31, 2021. For the years ended December 31, 2021, 2020 and 2019, $0, $0 and $10,000,000 of capital was called, respectively. The Members had contributed 91.5%, 91.5% and 50.3% of their capital commitments as of December 31, 2021, 2020 and 2019, respectively. In February 2019, the Company returned $4,000,000 to the Members and in March of 2020 the Company returned $6,000,000 to the Members. FCRD’s and Perspecta’s commitment as of December 31, 2021 were $92,600,000 and $23,150,000, respectively.

Capital Accounts

Capital Accounts are maintained for each Member consisting of the Members’ Capital Contribution, increased or decreased by Profit or Loss (each as defined in the Agreement) allocated to the Member, decreased by the cash or Value (as defined in the Agreement) of property distributed to the Member (giving net effect to any liabilities to which the property is subject or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrator under the agreement, determines that it is prudent to modify the manner in which capital accounts, including all debits and credits to the capital accounts, are computed in order to be maintained consistent with the Agreement, the Administrator is authorized to make those modifications to the extent that they do not result in a material adverse effect to any Member.

Allocations of Profit and Loss

Subject to the Agreement, Profit or Loss is allocated among the Members on a pro rata basis. Loss is allocated among the Members pro rata in accordance with their capital accounts. Profit is allocated among the Members (i) first, pro rata until the cumulative amount of profit allocated to a Member (or any transferee of any Member) equals the cumulative amount of Loss previously allocated to the Member (or any transferee of that Member) and (ii) thereafter pro rata in accordance with the Members' capital accounts. All allocations for the years ended December 31, 2021, 2020 and 2019 were based on each Member’s pro rata share in accordance with their capital accounts.

Distributions

To the extent of available cash and cash equivalents after payment of expenses, Logan JV shall make distributions quarterly in the amounts as determined by board approval, shared among the Members in proportion to their respective capital accounts after payment of any temporary advances or fees related thereto. All distributions for the years ended December 31, 2021, 2020 and 2019 were based on Members’ pro rata share of their capital accounts. For the years ended December 31, 2021, 2020 and 2019 $8,500,000, $9,000,000 and $12,350,000 of distributions were declared, respectively. As of December 31, 2021, 2020 and 2019 $2,900,000, $2,100,000 and $3,650,000 of distributions were payable to Members, respectively.

9.	Commitments and Contingencies

From time to time, Logan JV or the Administrator, in its capacity as the investment adviser to Logan JV, may become party to legal proceedings in the ordinary course of business, including proceedings related to the enforcement of Logan JV’s rights under contracts with its portfolio companies. Neither Logan JV, nor the Administrator, in such capacity, is currently subject to any material legal proceedings.

First Eagle Logan JV LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements

As of December 31, 2021 and 2020, Logan JV did not have any additional commitments or contingencies except revolving and unfunded delayed draw loans as described in Note 2.

10.	Financial Highlights

Nonpublic investment vehicles, such as Logan JV, are required to disclose certain financial highlights related to their investment performance and operations. However, since the Members are responsible for all investment making and business decisions, there is no requirement to show financial highlights in accordance with ASC Topic 946. Therefore, since Logan JV only consists of Managing Members, the financial highlights have been omitted.

11.	Subsequent Events

Logan JV has evaluated the events or transactions that may require disclosure in Logan JV’s financial statements and no items were noted that required disclosure or adjustment through March 3, 2022, the date that the financial statements were available to be issued.